EXHIBIT 21

US Nuclear Corp.

Subsidiaries

Name	State of Incorporation	State of Operation
Optron Scientific Company, Inc.,doing business as Technical Associates	California	California
Overhoff Technology Corporation*	Delaware	Ohio

*a subsidiary of Optron Scientific Company, Inc.